Exhibit 99.1

The Middleby Corporation Reports First Quarter Results

ELGIN, Ill.--(BUSINESS WIRE)--May 14, 2009--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of restaurant and foodservice cooking equipment, today reported record net sales and earnings for the first quarter ended April 4, 2009. Net earnings for the first quarter were $14,067,000 or $0.77 per share on net sales of $181,546,000 as compared to the prior year first quarter net earnings of $13,181,000 or $0.77 per share on net sales of $160,883,000.

2009 First Quarter Financial Highlights

  On January 5, 2009, the company completed the strategic acquisition of TurboChef Technologies, Inc. (“TurboChef”) for $116.1 million in cash and 1,539,668 shares of Middleby common stock. The financial results of this acquisition are reflected in the 2009 first quarter statements of earnings and balance sheets from the date of acquisition.
  Subsequent to the end of the first quarter, Middleby completed two additional acquisitions, CookTek LLC (“CookTek”) on April 26, 2009 and Anetsberger Brothers, Inc. (“Anets”) on April 30, 2009. The impact of these acquisitions is not reflected in the first quarter statements of earnings and balance sheets.
  Net sales rose 12.8% in the first quarter reflecting the impact of acquisitions. Excluding the impact of acquisitions, sales declined 4.2% during the first quarter. Sales of the Commercial Foodservice Group increased 0.3% for the quarter and sales of the Food Processing Group declined 35.6% for the quarter. Sales at the Commercial Foodservice Group were favorably impacted by a large order with a major restaurant chain to support a new menu item. Sales at both the commercial foodservice segment and food processing segment continued to be impacted by adverse economic conditions.
  Operating income increased by 8.0% to $28,091,000 from $26,016,000. Operating income during the quarter included $1,742,000 of purchase accounting adjustments at TurboChef to revalue the inventories to fair market value at the date of acquisition, resulting in a reduction in operating income during the quarter. Additionally, charges of $2,279,000 million were recorded during the 2009 first quarter associated with the closure and consolidation of a manufacturing facility. Excluding these items, operating income would have increased by 23.4% to $32,112,000.
  Depreciation and amortization amounted to $5,205,000 in the 2009 first quarter and as compared to $3,533,000 in the 2008 first quarter. Increased expense in the 2009 first quarter reflects amortization and depreciation associated with the recent acquisition of TurboChef.

  Net interest expense and deferred financing costs amounted to $3,146,000 in the first quarter as compared to $3,703,000 in the prior year first quarter. Reduced interest expense reflects the benefit of lower interest rates, offset in part by higher levels of debt to fund acquisition activities.
  Total debt at the end of the 2009 first quarter amounted to $346,089,000 as compared to $234,700,000 at the end of 2008. Net borrowings increased during the first quarter to fund the acquisition of TurboChef and the related transaction costs. Subsequent to the quarter, the company completed the acquisitions of CookTek and Anets for a combined $13.0 million in cash, which was funded utilizing the company’s debt facilities. The company’s debt is financed under a $497.5 million senior revolving credit facility that matures in December 2012.

Selim A. Bassoul Chairman and Chief Executive Officer said, “We are pleased to report a solid first quarter despite the challenging environment. Business conditions continued to be difficult during the quarter due to the general economic environment, which has impacted purchases by our customers both in the Commercial Foodservice Group and the Food Processing Group. We were able to lessen this impact through the introduction of new products, most notably, the successful launch of the Blodgett Hydrovection oven. In the first quarter, we were pleased to fulfill a significant order from a major chain customer for this new oven to support their new menu initiatives.”

Mr. Bassoul continued, “We expect the business environment to continue to be difficult. Accordingly, we have taken, and continue to further implement measures, to reduce our costs to adjust our business to lower business volumes in the near-term. These initiatives include consolidation of two manufacturing facilities, one which was completed in the first quarter and the second to be completed by end of the third quarter. Additionally, we anticipate reduced costs of steel will benefit the remainder of the year.”

Mr. Bassoul further continued, “We are very pleased with the results of TurboChef in the quarter. We are substantially complete with our integration initiatives, including the elimination of redundant corporate overhead expenses and the reorganization of the residential oven business. Additionally, we have implemented measures to improve profitability of the commercial oven business. We remain on track to realize our cost savings targets and anticipate this business will reach operating margins in excess of 10% this year and the transaction will be accretive in the second half of 2009. We continue to be very excited about this technology and the opportunity to expand the current customer base. Despite the challenging market conditions we continue to see strong interest in TurboChef products.”

Mr. Bassoul added, “We are also pleased to have announced the acquisitions of CookTek and Anets. These acquisitions continue to strengthen Middleby’s portfolio of leading brands and innovative technologies. The acquisition of Anets further adds to Middleby’s position as a leading manufacturer of fryers and griddles. CookTek is the recognized leader in induction cooking. We believe the demand for induction technology will increase due to its energy savings, speed of cooking, and safety features. Additionally, induction cooking allows a foodservice establishment to operate without a hood, providing for significant savings.”

Mr. Bassoul concluded, “Despite the measures to reduce our overall costs during this period, we continue to invest in new product development and in our selling organization. We are excited about the new product pipeline and the expanded portfolio of brands and technologies that we have to offer our customers. We have established a national accounts team in the first quarter to support many of our top restaurant chain customers and believe there are significant opportunities to further broaden our business with these accounts with our increased product offerings and new innovative technologies.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on Friday, May 15 and can be accessed by dialing (866) 551-3680 and providing conference code 2368352# or through the investor relations section of The Middleby Corporation website at www.middleby.com. A digital replay of the call will be available approximately one half hour after its completion and can be accessed by calling (866) 551-4520 and providing code 248903#.

Statements in this press release or otherwise attributable to the Company regarding the Company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the Company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the Company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Carter Hoffmann®, CookTek®, CTX®, frifri®, Giga®, Holman®, Houno®, Jade®, Lang®, MagiKitch'n®, Middleby Marshall®, Nu-Vu®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, TurboChef® and Wells®. The company’s leading equipment brands serving the food processing industry include Alkar®, MP Equipment®, and RapidPak®. The Middleby Corporation was recognized by Business Week as one of the Top 100 Hot Growth Companies of 2007 and 2008, by Crain’s Chicago Business as one of the Fastest 50 Growth Companies in 2007 and 2008, and by Forbes as one of the Best Small Companies in 2007 and 2008.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended
	1st Qtr, 2009	1st Qtr, 2008

Net sales	$181,546	$160,883
Cost of sales	112,776	101,981

Gross profit	68,770	58,902

Selling & distribution expenses	16,306	16,245
General & administrative expenses	24,373	16,641

Income from operations	28,091	26,016

Interest expense and deferred
financing amortization, net	3,146	3,703
Other (income), net	284	387

Earnings before income taxes	24,661	21,926

Provision for income taxes	10,594	8,745

Net earnings	$14,067	$13,181

Net earnings per share:

Basic	$0.80	$0.82

Diluted	$0.77	$0.77

Weighted average number shares:

Basic	17,584	16,055

Diluted	18,170	17,170

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Apr. 4, 2009	Jan 3, 2009
ASSETS

Cash and cash equivalents	$8,849	$6,144
Accounts receivable, net	107,436	85,969
Inventories, net	96,596	91,551
Prepaid expenses and other	7,621	7,646
Current deferred tax assets	30,105	18,387
Total current assets	250,607	209,697

Property, plant and equipment, net	48,792	44,757

Goodwill	334,839	266,663
Other intangibles	194,753	125,501
Other assets	2,989	3,314

Total assets	$831,980	$649,932

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$5,628	$6,377
Accounts payable	44,961	32,543
Accrued expenses	119,985	102,579
Total current liabilities	170,574	141,499

Long-term debt	340,461	228,323
Long-term deferred tax liability	15,248	33,687
Other non-current liabilities	21,984	23,029

Stockholders’ equity	283,713	223,394

Total liabilities and stockholders’ equity	$831,980	$649,932

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations
(847) 429-7756
or
Tim FitzGerald, Chief Financial Officer
(847) 429-7744